Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Board Additions

(August 23, 2023) (Canfield, OH) — Farmers National Banc Corp. (NASDAQ: FMNB) (“Farmers”) is welcoming two new members to its Board of Directors, Mr. Carl D. Culp and Ms. Gina A. Richardson, effective September 1, 2023. Both additions will bring a wealth of business experience to Farmers.

Mr. Culp was appointed to serve as a Class III director, with a term expiring at the 2025 Annual Meeting of Shareholders. He spent 32 years at Farmers National Bank and retired in 2021 as the Senior Executive Vice President and Chief Financial Officer. A graduate of Youngstown State University, Mr. Culp is a Boardman native and a member of Canfield Rotary.

Ms. Richardson has been appointed to serve as a Class II director on the Board, with a term expiring in 2024. As founder of Gina Richardson LLC, Ms. Richardson focuses her legal practice on business and commercial matters, real estate, and employee compensation. Based in Canfield, Ms. Richardson is active in the community and has held previous Board positions on Farmers Trust Company, the Youngstown Symphony Society, and the American Red Cross.

Mr. Culp will serve on the Board Enterprise Risk Management Committee of the Board. Ms. Richardson will serve on the Board’s Audit Committee and Corporate Governance and Nominating Committee.

“Carl and Gina are both accomplished professionals in their respective fields and are both familiar with the culture of Farmers. We look forward to benefiting from their talent and experience, adding to the breadth and depth of skills represented on our Board. We are confident their contributions will continue to support our strategic corporate strategies and enhance shareholder value,” said Farmers National Bank President & CEO Kevin J. Helmick.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with over $5.1 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 65 banking locations throughout Ohio and Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at June 30, 2023 were $3.2 billion.